Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

August 12, 2015

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024

Ladies and Gentlemen:

We hereby consent to incorporation by reference in this Form S-8 Registration Statement of Denbury Resources Inc. (with respect to the Denbury Resources Inc. 2004 Omnibus Stock and Incentive Plan), to be filed with the Securities and Exchange Commission on or about August 12, 2015, the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2014, which uses the name DeGolyer and MacNaughton, refers to DeGolyer and MacNaughton, and includes our Letter Report dated January 27, 2015, regarding the proved reserves of Denbury Resources, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2014 on Certain Properties owned by Denbury Resources Inc. SEC Case”, “Appraisal Report as of December 31, 2013 on Certain Properties owned by Denbury Resources Inc. SEC Case”, and “Appraisal Report as of December 31, 2012 on Certain Properties owned by Denbury Resources Inc. SEC Case”.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716